NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 E. Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Ray Knutilla	Contact: William J. Libby
414-747-3568	231-755-4111
414-747-2680 Fax	231-755-4144 Fax

Release date: 6 August 2007

Ladish Announces Expanded Operations in Europe

Cudahy, Wisc. —Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) has announced the expansion of its manufacturing capabilities in Poland. The new manufacturing capabilities support customer demand for value-added operations to forged products for aerospace and industrial markets. The capital investment of $5 million will be expended over the next several years as equipment is installed and employees trained.

Commenting on the expansion, Kerry L. Woody, Ladish’s President and CEO, said, “The response of global customers to ZKM Forging’s entrance into the EU aerospace marketplace has been rewarding. In addition to current industrial and aerospace forging work, we also have numerous aerospace orders in the negotiation pipeline. We recognize the opportunity to broaden our product offering in Poland to position ZKM Forging to effectively support its customers.”

Ray Knutilla, Managing Director, European Operations for Ladish, said, “The funds will be used to establish machining and nondestructive testing capabilities in an existing facility adjacent to Ladish’s ZKM Forging (www.zkmforging.com) in Stalowa Wola. By strengthening our EU-based capabilities in the area of post-forging manufacturing operations, we will enhance our value within aerospace and industrial supply chains. This new operation coupled with forging will provide a one-stop source with shorter manufacturing lead times demanded by our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI 07-09